EXHIBIT 99.1
                                                                    ------------

                      PRESS RELEASE DATED FEBRUARY 1, 2006

                  ACTIVE POWER ANNOUNCES FOURTH QUARTER RESULTS

AUSTIN, Texas (February 1, 2006) -- Active Power, Inc. (NASDAQ: ACPW) today announced results for its fourth quarter ended December 31, 2005. Revenue for the fourth quarter of fiscal 2005 was $5.2 million, up 9% from the same period last year and 14% from the previous quarter. Revenue for the year ended December 31, 2005 was $17.8 million, up 13% from the 2004 total of $15.8 million.

Net loss for the fourth quarter of 2005 was $6.8 million, or 14 cents per share, compared to a net loss of $5.1 million, or 12 cents per share, for the same period last year and a net loss of $5.2 million, or 11 cents per share in the third quarter of 2005. Net loss for the current quarter was affected by $2.1 million in charges for technology impairments related to license agreements signed in 2000 and 2001 for third party technologies that we have decided not to commercialize and by an increase in our provision for doubtful accounts relating to certain foreign customer receivables.

Cash and investments usage for the quarter was $6.4 million, as compared to $10.8 million for the same period last year and $6.8 million for the previous quarter. The fourth quarter's cash and investment usage was greater than expected due to lower than anticipated collections from certain foreign customers. Cash and investments at December 31, 2005 were $42.0 million.

"We continue to see growth in our megawatt-class UPS business, with five systems shipping during the fourth quarter and the receipt of our largest megawatt-class UPS order to date earlier this week," said Joe Pinkerton, Chairman and CEO of Active Power. "We have also made significant progress on our newest product, CoolAir(TM) DC, with its public launch and the first sale during the quarter. Our company enters 2006 with the broadest offering of three-phase UPS and energy storage systems on the market. We are making significant investments in sales and marketing to increase our market penetration with these products. To that end, we promoted Jim Clishem to be our President and COO. Jim is focusing our sales teams by geography and has hired two industry veterans to run these groups."

Recent Business Highlights:

     o Announced this week the receipt of an 11 Megawatt UPS order from Caterpillar that will be used to protect a large datacenter in the United States. This order is our largest single megawatt-class UPS order received to date. We believe this order will be shipped over the first half of this year.

     o Launched our new battery-free extended runtime product, CoolAir(TM) DC, at the 7 x 24 Exchange Fall Conference in November. We followed up this launch with the first sale of a CoolAir(TM) DC product in December. The sale followed a detailed evaluation process over several months in which a leading utility company tested the unit in a number of different applications.

     o Completed the enlistment and training of manufacturer's representative firms that will sell our CoolAir(TM) DC product throughout North America. We now have over 25 representative firms engaged, trained and ready to sell our equipment.

     o Shipped 1.8 MVA of UPS systems to protect the runway lights at the largest airport in Mexico, Aeropuerto Internacional de la Ciudad de Mexico. We shipped an additional 1 MVA of UPS equipment to an airport in the Middle East.

     o Entered into an early adopter agreement with a multi-billion dollar corporation and UPS systems manufacturer to test and evaluate our CoolAir(TM) DC at one of its test facilities in Europe.

     o Shipped multiple DC and UPS flywheel units to seven separate datacenter customers in Q4. We believe equipment sales will continue to increase with the resurgent growth of the datacenter market.

     o Continued our strong international presence with shipments to seven countries. International sales constituted 36% of revenue in Q4.

     o Received the 2005 Award for Customer Development Leadership from Frost & Sullivan, a leading backup power industry analyst.

     o Announced the appointment of Jim Clishem as President and Chief Operating Officer of the Company. Mr. Clishem will run the day-to-day operations of the company, with a particular focus on sales, marketing and operating expense reduction.

     o Announced Ian Bitterlin as the new Vice President of Sales for the European, Middle East, and African (EMEA) markets. Mr. Bitterlin brings a wealth of international UPS sales experience to Active Power. His appointment reinforces our strategy to dramatically grow our global power quality solutions business.

     o Promoted industry veteran John Rodenhausen to be our Vice President of Sales for the Americas. Mr. Rodenhausen had been serving as our Director of Static UPS Business, focusing primarily on the establishment of a North American manufacturer's representative sales channel selling our double conversion UPS line and new CoolAir(TM) DC product.

Outlook:
--------

Active Power expects Q1 2006 revenue to be approximately $4.5 to $5.5 million, and Q1 earnings per share to be a loss of approximately 13 to 15 cents, which includes approximately 2 cents per share for stock compensation expenses pursuant to FAS 123R. We expect cash and investments usage in Q1 to be in the range of $5.0 to $6.0 million.

CONFERENCE CALL:

The Company will host a conference call today, Wednesday, February 1, at 11:00 a.m. Eastern Time, to further review the Company's fiscal Q4 results. A replay of the webcast will be available until February 15th. Investors may access the live broadcast and replay through our web site: www.activepower.com.

ABOUT ACTIVE POWER:

Active Power, Inc. (www.activepower.com) designs, manufactures and markets battery-free power quality products that provide the consistent, reliable electric power required by today's digital economy. An ISO 9001-certified company, Active Power is the first to commercialize a flywheel energy storage system, CleanSource(R), that provides a highly reliable, low-cost and non-toxic replacement for lead-acid batteries used in conventional power quality installations. Active Power has also recently developed a new battery-free extended runtime product line (CoolAir(TM)) based on its proprietary thermal and compressed air storage technology.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS:

This release may contain forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to materially differ from those in the forward-looking statements are: the potential for significant losses to continue; inability to accurately predict revenue and budget for expenses for future periods; fluctuations in revenue and operating results; overall market performance; decreases and/or delays in capital spending; limited product offerings; inability to expand and integrate new distribution channels; inability to manage new and existing product distribution relationships; our dependence on our relationship with Caterpillar(R); competition; delays in research and development; dependence on sole or limited source suppliers; inability to increase product sales; inventory risks; dependence upon key personnel; inability to protect our intellectual property rights; potential future acquisitions; potential Sarbanes-Oxley Section 404 compliance issues; the volatility of our stock price regardless of our actual financial performance; and other factors detailed in our filings with the Securities and Exchange Commission. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect us. Active Power expressly disclaims any obligation to release publicly any updates or revisions to the information contained in this press release or to update or revise any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.

Active Power and our Active Power logo and CleanSource are registered trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

ACTIVE POWER CONTACTS:

Michael Chibib, Investors, 512.744.9453, mchibib@activepower.com
Derek Jones, Corporate Communications, 512.744.9210, djones@activepower.com

                               ACTIVE POWER, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                      (Thousands, except per share amounts)
                                   (unaudited)

                                                                        THREE MONTHS ENDED           TWELVE MONTHS ENDED
                                                                           DECEMBER 31,                  DECEMBER 31,
                                                                    ---------------------------   ---------------------------
                                                                        2005           2004           2005           2004
                                                                    ------------   ------------   ------------   ------------
Product revenue                                                     $      4,786   $      4,368   $     15,854   $     14,050
Service and spares revenue                                                   374            386          1,934          1,733
                                                                    ------------   ------------   ------------   ------------
    Total revenue                                                          5,160          4,754         17,788         15,783
Operating expenses:
  Cost of product revenue                                                  4,811          4,152         16,159         16,130
  Cost of service and spares revenue                                         327            473          1,869          1,900
  Research and development                                                 3,341          2,520         11,172          9,837
  Selling, general & administrative                                        3,793          2,979         13,854         11,559
  Litigation settlement expense                                                -              -              -          5,080
  Amortization of deferred stock compensation                                 54              -             54             34
                                                                    ------------   ------------   ------------   ------------
    Total operating expenses                                              12,326         10,124         43,108         44,540
                                                                    ------------   ------------   ------------   ------------
Operating loss                                                            (7,166)        (5,370)       (25,320)       (28,757)

Interest income                                                              420            234          1,632          1,066
Other income (expense)                                                       (26)             3           (167)           (89)
Gain due to change in market value of investment rights                        -              -            964              -
                                                                    ------------   ------------   ------------   ------------
Net loss                                                            $     (6,772)  $     (5,133)  $    (22,891)  $    (27,780)
                                                                    ============   ============   ============   ============

Net loss per share, basic & diluted                                 $      (0.14)  $      (0.12)  $      (0.48)  $      (0.65)
Shares used in computing net loss per share, basic & diluted              48,792         42,677         48,058         42,471

Comprehensive loss:
  Net loss                                                          $     (6,772)  $     (5,133)  $    (22,891)  $    (27,780)
  Unrealized gain (loss) on investments in marketable securities              (6)           (51)           (97)          (322)
  Realized loss on marketable securities                                       -             78             91            156
                                                                    ------------   ------------   ------------   ------------
  Comprehensive loss                                                $     (6,778)  $     (5,106)  $    (22,897)  $    (27,946)
                                                                    ============   ============   ============   ============

                               ACTIVE POWER, INC.
                            CONDENSED BALANCE SHEETS
                                   (Thousands)

                                                          DECEMBER 31,    DECEMBER 31,
                                                              2005            2004
                                                          ------------    ------------
                                                          (unaudited)
Assets

Current assets:
   Cash and cash equivalents                              $      7,590    $     17,625
   Restricted cash                                                 116             741
   Short-term investments in marketable securities              31,364          21,308
   Accounts receivable, net                                      5,769           4,143
   Inventories                                                   4,242           3,966
   Prepaid expenses and other                                      596           1,028
                                                          ------------    ------------
         Total current assets                                   49,677          48,811
Property and equipment, net                                      7,530           7,829
Intangible assets, net                                               -             725
Long-term investments in marketable securities                   2,970           6,001
Deposits and other                                                 188               -
                                                          ------------    ------------
         Total assets                                     $     60,365    $     63,366
                                                          ============    ============

Liabilities and stockholders' equity

Current liabilities:
   Accounts payable                                       $      2,264    $      1,649
   Accrued expenses                                              3,780           3,410
   Deferred revenue                                                205             214
                                                          ------------    ------------
         Total current liabilities                               6,249           5,273
Stockholders' equity:
   Common stock                                                     49              43
   Treasury stock                                                   (5)             (2)
   Deferred stock compensation                                    (293)              -
   Additional paid-in capital                                  235,147         215,937
   Accumulated deficit                                        (180,689)       (157,798)
   Other accumulated comprehensive income                          (93)            (87)
                                                          ------------    ------------
         Total stockholders' equity                             54,116          58,093
                                                          ------------    ------------
         Total liabilities and stockholders' equity       $     60,365    $     63,366
                                                          ============    ============

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